Exhibit 99.1

TOYS “R” US PROPERTY COMPANY I, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE QUARTERLY PERIOD ENDED AUGUST 1, 2009

TOYS “R” US PROPERTY COMPANY I, LLC AND SUBSIDIARIES

PART 1 – FINANCIAL INFORMATION

Item 1.	Financial Statements

TOYS “R” US PROPERTY COMPANY I, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)	August 1, 2009	January 31, 2009
ASSETS
Current Assets:
Cash	$417	$330
Net properties held for sale	—	3,068
Due from affiliates, net	3,202	1,523

Total current assets	3,619	4,921
Real Estate, Net:
Land	287,258	306,325
Buildings, net	541,347	577,178
Leasehold improvements, net	157,453	181,386

Total real estate, net	986,058	1,064,889
Restricted cash	—	112,775
Straight-line rent receivable from affiliates	55,286	52,052
Debt issuance costs	22,422	10,233
Other assets	452	507

	$1,067,837	$1,245,377

LIABILITIES AND MEMBER’S CAPITAL (DEFICIT)
Current Liabilities:
Accrued interest and other current liabilities	$11,040	$3,868
Current portion of long-term debt	—	65,000
Deferred third party rent liabilities	887	897
Deferred related party revenue	—	14,181

Total current liabilities	11,927	83,946
Long-term debt	925,420	1,235,000
Deferred third party rent liabilities	88,592	93,675
Other non-current liabilities	28	28

Member’s capital (deficit)	41,870	(167,272)

	$1,067,837	$1,245,377

See Notes to Condensed Consolidated Financial Statements

TOYS “R” US PROPERTY COMPANY I, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(In thousands)	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008
Rental revenues:
Base rents	$56,900	$54,814	$111,740	$110,120
Tenant reimbursements	10,792	9,999	21,602	19,817

Total revenues	67,692	64,813	133,342	129,937
Depreciation and amortization	11,112	10,501	19,925	19,775
Rental expense	11,887	11,800	23,876	23,593
Common area maintenance expenses	10,792	9,999	21,602	19,817
Other operating expenses	2,047	1,231	3,447	2,708

Total operating expenses	35,838	33,531	68,850	65,893

Operating earnings	31,854	31,282	64,492	64,044
Interest expense	23,737	17,807	35,242	36,902

Earnings from continuing operations before discontinued operations	8,117	13,475	29,250	27,142
Earnings from discontinued operations	1,310	623	3,621	2,033

Net earnings	$9,427	$14,098	$32,871	$29,175

See Notes to Condensed Consolidated Financial Statements

TOYS “R” US PROPERTY COMPANY I, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	26 weeks ended
(In thousands)	August 1, 2009	August 2, 2008
Cash Flows from Operating Activities:
Net earnings	$32,871	$29,175
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	21,184	22,814
Amortization of debt issuance costs	10,399	1,900
Other non-cash charges	130	142
Changes in operating assets and liabilities:
Accrued interest and other current liabilities	7,172	(156)
Due from affiliates, net	313	3,281
Straight-line rent receivable from affiliates and deferred third party rent liabilities	(8,273)	(5,347)
Deferred related party revenue	(14,181)	63

Net cash provided by operating activities	49,615	51,872

Cash Flows from Investing Activities:
Sales of net assets to affiliates at historical cost	58,723	—
Decrease in restricted cash	112,775	—

Net cash provided by investing activities	171,498	—

Cash Flows from Financing Activities:
Long-term debt borrowings	925,291	—
Long-term debt repayments	(1,300,000)	—
Amounts received in excess of carrying values of net assets sold	65,710	—
Capital contributions	137,503	—
Distributions	(26,942)	(51,795)
Capitalized debt issuance fees	(22,588)	—

Net cash used in financing activities	(221,026)	(51,795)

Cash and Cash equivalents:
Net increase during period	87	77
Cash and cash equivalents at beginning of period	330	184

Cash and cash equivalents at end of period	$417	$261

See Notes to Condensed Consolidated Financial Statements

TOYS “R” US PROPERTY COMPANY I, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S CAPITAL (DEFICIT)

(Unaudited)

(In thousands)	Member’s Capital (Deficit)	Accumulated Other Comprehensive Loss	Total Member’s Capital (Deficit)
Balance, February 2, 2008	$(129,119)	$(584)	$(129,703)
Net earnings for the period	29,175	—	29,175
Reclassification of unrealized losses on hedged transactions	—	142	142

Total comprehensive income			29,317
Distributions	(51,795)	—	(51,795)

Balance, August 2, 2008	$(151,739)	$(442)	$(152,181)

Balance, January 31, 2009	$(167,272)	$—	$(167,272)
Net earnings for the period	32,871	—	32,871

Total comprehensive income			32,871
Capital contributions	137,503	—	137,503
Amounts received in excess of carrying values of net assets sold	65,710		65,710
Distributions	(26,942)	—	(26,942)

Balance, August 1, 2009	$41,870	$—	$41,870

See Notes to Condensed Consolidated Financial Statements

TOYS “R” US PROPERTY COMPANY I, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of presentation

As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us Property Company I, LLC (formerly known as TRU 2005 RE Holding Co. I, LLC) and its subsidiaries, except as expressly indicated or unless the context otherwise requires. We generate revenues, earnings and cash flows by leasing or subleasing properties primarily to our affiliate, Toys “R” Us – Delaware, Inc. (“Toys-Delaware”). The Condensed Consolidated Balance Sheets as of August 1, 2009 and January 31, 2009, the Condensed Consolidated Statements of Operations for the thirteen and twenty-six weeks ended August 1, 2009 and August 2, 2008, the Condensed Consolidated Statements of Cash Flows for the twenty-six weeks ended August 1, 2009 and August 2, 2008, and the Condensed Consolidated Statements of Changes in Member’s Capital (Deficit) for the twenty-six weeks ended August 1, 2009 and August 2, 2008, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting. Our interim Condensed Consolidated Financial Statements are unaudited and are subject to year-end adjustments. In the opinion of management, the financial statements include all known adjustments (which consist primarily of normal, recurring accruals, estimates, and assumptions that impact the financial statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen and twenty-six weeks then ended. The Condensed Consolidated Balance Sheet at January 31, 2009, presented herein, has been derived from our audited balance sheet for the fiscal year ended January 31, 2009, but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with our consolidated financial statements and footnotes for the fiscal year ended January 31, 2009. The results of operations for the thirteen and twenty-six weeks ended August 1, 2009 and August 2, 2008 are not necessarily indicative of operating results of the full year.

Subsequent events

We have performed an evaluation of subsequent events through September 14, 2009, the date these financial statements were issued.

2. Real estate, net

(In thousands)	August 1, 2009	January 31, 2009
Land	$287,258	$306,325
Buildings	765,269	807,857
Leasehold improvements	792,872	450,499

	1,845,399	1,564,681
Less: accumulated depreciation and amortization	(859,341)	(499,792)

Total	$986,058	$1,064,889

Net properties held for sale

The following assets are classified as held for sale:

(In thousands)	August 1, 2009	January 31, 2009
Land	$—	$2,708
Buildings	—	965
Leasehold improvements	—	399

	—	4,072
Less: accumulated depreciation and amortization	—	(1,004)

Total	$—	$3,068

3. Leases

Our operations consist of leasing or subleasing properties primarily to our affiliate, Toys-Delaware under a master lease agreement. On July 9, 2009, we entered into an Amended and Restated Master Lease Agreement (the “Master Lease”) with Toys-Delaware under which the previous master lease agreement was amended and restated. Among other changes from the previous master lease agreement, the term of the Master Lease was extended through June 30, 2029, except with respect to any property that is ground or space leased from a third party landlord to the Company with a term expiring prior to such date. In addition, we sold 11 owned properties, including properties classified as held for sale, and transferred the leasehold interests in 14 leased properties (collectively, the “Transferred Properties”) to Toys-Delaware. The Transferred Properties were subject to the previous agreement, and as such, have been excluded from the Master Lease. Effective July 9, 2009, base rents under the Master Lease increased by approximately 10.38% for all of the remaining properties subject to the Master Lease and the base rents are scheduled to increase by 10% on July 1, 2014, July 1, 2019 and July 1, 2024.

In addition to base rents, the Master Lease typically provides for tenant reimbursements of specific property operating expenses and real estate taxes. Pursuant to the Master Lease, we are also entitled to certain third party sublease payments that are collected by Toys-Delaware on our retail properties.

Future base rents to be received by us under the Master Lease as of August 1, 2009 are disclosed in the table below, which reflects the exclusion of the Transferred Properties and the impact of the amendment and restatement of the Master Lease referred to above:

(In thousands)	Future Related Party Base Rents	Future Third Party Base Rents	Total Future Base Rents
Remainder of fiscal 2009	$107,546	$1,529	$109,075
Fiscal 2010	211,216	2,798	214,014
Fiscal 2011	198,470	2,138	200,608
Fiscal 2012	182,880	1,471	184,351
Fiscal 2013	168,234	1,082	169,316
Fiscal 2014 and subsequent	2,217,130	2,156	2,219,286

Total	$3,085,476	$11,174	$3,096,650

4. Discontinued Operations

On July 9, 2009, the Company sold the Transferred Properties to Toys-Delaware for $124 million. The carrying amount of the net assets transferred was approximately $58 million. The difference between the cash received and the net assets transferred amounted to $66 million and was included in Capital contributions in the Condensed Consolidated Statements of Changes in Member’s Capital (Deficit) for the twenty-six weeks ended August 1, 2009. The Company has reported the operating results for the Transferred Properties as Earnings from discontinued operations in its Condensed Consolidated Statements of Operations for all periods presented.

The following is a summary of the assets and liabilities of the discontinued operations as of the disposal date:

(In thousands)	July 9, 2009
Land	$21,775
Buildings	44,517
Leasehold improvements	29,689

95,981
Less: accumulated depreciation and amortization	(35,267)

Subtotal	60,714
Straight-line rent receivables	5,192

Total assets	$65,906

Deferred third party rent liabilities	$7,183

Net assets transferred	$58,723

The operating results of discontinued operations through July 9, 2009 were derived from our historical financial information and have been segregated from continuing operations and reported separately in the Condensed Consolidated Statements of Operations. These amounts have been summarized for the thirteen and twenty-six weeks ended August 1, 2009 and August 2, 2008 as follows:

	13 Weeks Ended		26 Weeks Ended
	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008
Total revenues	$4,484	$5,841	$10,554	$11,898

Earnings from discontinued operations	$1,310	$623	$3,621	$2,033

5. Long-term debt

Senior Notes, due 2017 ($925 million at August 1, 2009)

On July 9, 2009, we completed the offering of $950 million aggregate principal amount of senior unsecured 10.75% notes due 2017 (the “Notes”). The Notes were issued at a discount of $25 million which resulted in the receipt of proceeds of $925 million. We used the proceeds of $925 million from the offering of the Notes, together with $138 million of cash contributions from Toys “R” Us, Inc., proceeds of $124 million from the sale of the Transferred Properties to Toys-Delaware, $99 million of restricted cash released from restrictions, and $1 million of cash on hand to repay the outstanding loan balance under our unsecured credit agreement of $1,267 million plus accrued interest of approximately $1 million and fees at closing of approximately $19 million. Total fees paid in connection with the sale of the Notes totaled approximately $23 million and will be deferred and expensed over the life of the Notes. As a result of the repayment of our unsecured credit agreement, we expensed approximately $8 million of deferred financing costs. The Notes are solely the obligation of the Company and its subsidiaries (the “Guarantors”) and are not guaranteed by Toys “R” Us, Inc. or Toys-Delaware.

The Notes are guaranteed by the Guarantors, jointly and severally, fully and unconditionally, and the indenture governing the Notes contains covenants, including, among other things, covenants that restrict the ability of the Company and the Guarantors to incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments, create liens, and impose restrictions on the ability of the Guarantors to pay dividends or make other payments. The indenture governing the Notes also contains covenants that limit the ability of Toys “R” Us, Inc. to cause or permit Toys-Delaware to incur indebtedness or make restricted payments. These covenants are subject to a number of important qualifications and limitations. The Notes may be redeemed, in whole or in part, at any time prior to July 15, 2013 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The Notes will be redeemable, in whole or in part, at any time on or after July 15, 2013, at the specified redemption prices, plus accrued and unpaid interest, if any. In addition, we may redeem up to 35% of the Notes before July 15, 2012 with the net cash proceeds from certain equity offerings. Following specified kinds of changes of control with respect to Toys “R” Us, Inc. or the Company, we will be required to offer to purchase the Notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any. Interest on the Notes is payable in cash semi-annually in arrears through maturity on January 15 and July 15 of each year, commencing on January 15, 2010.

Pursuant to a registration rights agreement that we entered into in connection with the offering of the Notes, we are required to use our reasonable efforts to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register notes that would have substantially identical terms as the Notes, and consummate an exchange offer for such notes within 365 days after July 9, 2009. In the event we fail to meet the 365-day target or certain other conditions set forth in the registration rights agreement, the annual interest rate on the Notes will increase by 0.25%. The annual interest rate on the Notes will increase by an additional 0.25% for each subsequent 90-day period such target or conditions are not met, up to a maximum increase of 0.50%.

As of August 1, 2009 and January 31, 2009, the carrying value of our debt was $925 million and $1,300 million, respectively, with fair values of $983 million and $618 million, respectively. The fair values were estimated using pertinent information available to management as of the end of the respective periods.

6. Derivative instruments and hedging activities

Under the terms of our unsecured credit agreement associated with the loan which was repaid on July 9, 2009, we were required to maintain a 7.5% interest rate cap for the full outstanding principal balance. The cap has no value and will expire on December 9, 2009.

7. Fair value measurements

On February 1, 2009 and February 3, 2008, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”) for nonfinancial assets and liabilities and financial assets and liabilities, respectively. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.

Derivative Financial Instruments

We used derivative financial arrangements to manage interest rate risk associated with our senior unsecured credit agreement that was repaid on July 9, 2009. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs.

8. Member’s capital (deficit)

Wayne Real Estate Holdings (“our Parent Company”) is the direct owner of 100% of the limited liability company interest in us. We evaluate our cash balances on an ongoing basis and periodically distribute cash to our Parent Company. During the twenty-six weeks ended August 1, 2009 and August 2, 2008, we made cash distributions of approximately $27 million and $52 million, respectively, in dividends and return of capital.

9. Related party transactions

Rental Revenues

Our rental revenue is derived from payments received under the Master Lease we have entered into with Toys - Delaware. The Master Lease provides for Toys - Delaware to reimburse us for property related costs including, among others, real estate taxes and common area maintenance charges. Some of these costs are directly paid by Toys - Delaware and we record such costs both as an expense and a tenant reimbursement. During the thirteen weeks ended August 1, 2009 and August 2, 2008, we earned related party Base rent revenues of approximately $57 million and $55 million, respectively. During the twenty-six weeks ended August 1, 2009 and August 2, 2008, we earned related party Base rent revenues of approximately $112 million and $110 million, respectively. In addition, during the thirteen weeks ended August 1, 2009 and August 2, 2008, we recorded Tenant reimbursements of approximately $11 million and $10 million, respectively and during the twenty-six weeks ended August 1, 2009 and August 2, 2008, we recorded Tenant reimbursements of approximately $22 million and $20 million, respectively, under our leasing arrangements with Toys - Delaware.

Management Service Fees

Toys - Delaware provides a majority of the centralized corporate functions, including accounting, human resources, legal, tax and treasury services to Parent, other affiliates and us under a Domestic Service Agreement (“Service Agreement”). The costs are based on a formula for each affiliate, as defined in the Service Agreement. During the thirteen weeks ended August 1, 2009 and August 2, 2008, the amount charged to us for these services was $1 million, respectively. During the twenty-six weeks ended August 1, 2009 and August 2, 2008, the amount charged to us for these services was $3 million and $2 million, respectively.

Transactions with the Sponsors

From time to time, the Sponsors or their affiliates may acquire our debt in open market transactions or through loan syndications. During the twenty-six weeks ended August 1, 2009 and August 2, 2008, the Sponsors held debt issued by the Company. The interest amounts paid on such debt held by related parties were $1 million for the thirteen weeks ended August 1, 2009 and August 2, 2008, respectively, and $1 million and $2 million for the twenty-six weeks ended August 1, 2009 and August 2, 2008, respectively.

10. Due from affiliates, net

As of August 1, 2009 and January 31, 2009, Due from affiliates, net of approximately $3 million and $2 million, respectively, primarily represents base rents owed by Toys - Delaware.

11. Recent accounting pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – A Replacement of FASB Statement No. 162” (“SFAS 168”). SFAS 168 establishes the FASB Accounting Standards Codification (“Codification”), which officially launched July 1, 2009, as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The subsequent issuances of new standards will be in the form of Accounting Standards Updates that will be included in the Codification. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Although the Codification is not expected to change GAAP, we are currently evaluating the impact SFAS 168 will have on our Condensed Consolidated Financial Statement disclosures as all future references to authoritative accounting literature will be in accordance with the Codification.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FIN 46(R)” (“SFAS 167”). SFAS 167 modifies how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. In addition, a reporting entity will be required to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. SFAS 167 is effective at the start of the first fiscal year beginning after November 15, 2009. We are currently assessing the impact that SFAS 167 will have on our Condensed Consolidated Financial Statements.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets,” (“SFAS 166”). SFAS 166 will require more information about transfers of financial assets, including securitization transactions, and where entities have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a “qualifying special purpose entity”, changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS 166 is effective at the start of the first fiscal year beginning after November 15, 2009. We are currently assessing the impact that SFAS 166 will have on our Condensed Consolidated Financial Statements.

On May 3, 2009, we adopted SFAS No. 165, “Subsequent Events” (“SFAS 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009, and shall be applied prospectively. The adoption of SFAS 165 did not have a material impact on our Condensed Consolidated Financial Statements.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us Property Company I, LLC and its subsidiaries, except as expressly indicated or unless the context otherwise requires. The following Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company is intended to help facilitate an understanding of our financial condition and our historical results of operations for the periods presented. This section should be read in conjunction with our Condensed Consolidated Financial Statements and the accompanying notes, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below.

Executive Overview

We are a special purpose entity owned indirectly by Toys “R” Us, Inc. (“TRU”). Certain of our wholly-owned special purpose subsidiaries own fee and leasehold interests in properties in the United States. We lease properties on a triple-net basis to Toys “R” Us – Delaware, Inc. (“Toys-Delaware”), the operating entity for all of TRU’s North American businesses.

Results of Operations

Net Earnings

	13 Weeks Ended				26 Weeks Ended
($ In thousands)	August 1, 2009	August 2, 2008	$ Change	% Change	August 1, 2009	August 2, 2008	$ Change	% Change
Net earnings	$9,427	$14,098	$(4,671)	(33.1)%	$32,871	$29,175	$3,696	12.7%

We generated Net earnings of $9.4 million for the thirteen weeks ended August 1, 2009 compared with $14.1 million for the thirteen weeks ended August 2, 2008. Net earnings decreased primarily due to an increase in Interest expense, an increase in Other operating expenses, partially offset by higher Base rents. Earnings from discontinued operations increased by $0.7 million.

We generated Net earnings of $32.9 million for the twenty-six weeks ended August 1, 2009 compared with $29.2 million for the twenty-six weeks ended August 2, 2008. Net earnings increased primarily due to increases in Base rents, a decrease in Interest expense, partially offset by an increase in Other operating expenses. Earnings from discontinued operations increased by $1.6 million.

Total Revenues

	13 Weeks Ended				26 Weeks Ended
($ In thousands)	August 1, 2009	August 2, 2008	$ Change	% Change	August 1, 2009	August 2, 2008	$ Change	% Change
Total revenues	67,692	64,813	$2,879	4.4%	$133,342	$129,937	$3,405	2.6%

Total revenues increased by $2.9 million, or 4.4%, to $67.7 million for the thirteen weeks ended August 1, 2009 compared with $64.8 million for the thirteen weeks ended August 2, 2008, and increased by $3.4 million, or 2.6%, to $133.3 million for the twenty-six weeks ended August 1, 2009 compared with $129.9 million for the twenty-six weeks ended August 2, 2008. The increases for both periods are due to the increase in Base rents as a result of our amendment and restatement of our Master Lease Agreement (the “Master Lease”). See Note 3 entitled “Leases” for a description of the amendment and restatement of the Master Lease Agreement.

Depreciation and Amortization

	13 Weeks Ended				26 Weeks Ended
($ In thousands)	August 1, 2009	August 2, 2008	$ Change	% Change	August 1, 2009	August 2, 2008	$ Change	% Change
Depreciation and amortization	$11,112	$10,501	$611	5.8%	$19,925	$19,775	$150	0.8%

Depreciation and amortization increased by $0.6 million, or 5.8%, to $11.1 million for the thirteen weeks ended August 1, 2009 compared with $10.5 million for the thirteen weeks ended August 2, 2008.

Depreciation and amortization increased by $0.2 million, or 0.8%, to $19.9 million for the twenty-six weeks ended August 1, 2009 compared with $19.8 million for the twenty-six weeks ended August 2, 2008.

Rental Expense

	13 Weeks Ended				26 Weeks Ended
($ In thousands)	August 1, 2009	August 2, 2008	$ Change	% Change	August 1, 2009	August 2, 2008	$ Change	% Change
Rental expense	$11,887	$11,800	$87	0.7%	$23,876	$23,593	$283	1.2%

Rental expense increased by $87 thousand, or 0.7%, to $11.9 million for the thirteen weeks ended August 1, 2009 compared with $11.8 million for the thirteen weeks ended August 2, 2008, and increased by $0.3 million, or 1.2%, to $23.9 million for the twenty-six weeks ended August 1, 2009 compared with $23.6 million for the twenty-six weeks ended August 2, 2008. These expenses are fully reimbursed by our tenant under the Master Lease, which reimbursement is reflected in Total revenues.

Common Area Maintenance Expenses

	13 Weeks Ended				26 Weeks Ended
($ In thousands)	August 1, 2009	August 2, 2008	$ Change	% Change	August 1, 2009	August 2, 2008	$ Change	% Change
Common area maintenance expenses	$10,792	$9,999	$793	7.9%	$21,602	$19,817	$1,785	9.0%

Common area maintenance expenses increased by $0.8 million, or 7.9%, to $10.8 million for the thirteen weeks ended August 1, 2009 compared with $10.0 million for the thirteen weeks ended August 2, 2008, and increased by $1.8 million, or 9.0%, to $21.6 million for the twenty-six weeks ended August 1, 2009 compared with $19.8 million for the twenty-six weeks ended August 2, 2008. The increases for both periods were primarily due to increased charges from our third party landlords for maintaining common areas shared with other tenants, and increased real estate taxes. These expenses are fully reimbursed by our tenant under the Master Lease, which reimbursement is reflected in Total revenues.

Other Operating Expenses

	13 Weeks Ended				26 Weeks Ended
($ In thousands)	August 1, 2009	August 2, 2008	$ Change	% Change	August 1, 2009	August 2, 2008	$ Change	% Change
Other operating expenses	$2,047	$1,231	$816	66.3%	$3,447	$2,708	$739	27.3%

Other operating expenses increased by $0.8 million, or 66.3%, to $2.0 million for the thirteen weeks ended August 1, 2009 compared with $1.2 million for the thirteen weeks ended August 2, 2008, and increased by $0.7 million, or 27.3%, to $3.4 million for the twenty-six weeks ended August 1, 2009 compared with $2.7 million for the twenty-six weeks ended August 2, 2008. The increases for both periods were primarily due to fees incurred in connection with the issuance of our 10.75% senior notes due 2017 (the “Notes”) and repayment of our unsecured credit agreement on July 9, 2009. See Note 1 entitled “Basis of presentation” and Note 5 entitled “Long-term debt” to the Condensed Consolidated Financial Statements for further details.

Interest Expense

	13 Weeks Ended				26 Weeks Ended
($ In thousands)	August 1, 2009	August 2, 2008	$ Change	% Change	August 1, 2009	August 2, 2008	$ Change	% Change
Interest expense	$23,737	$17,807	$5,930	33.3%	$35,242	$36,902	$(1,660)	(4.5)%

Interest expense increased by $5.9 million, or 33.3%, to $23.7 million for the thirteen weeks ended August 1, 2009 compared with $17.8 million for the thirteen weeks ended August 2, 2008. As a result of the repayment of our senior unsecured credit agreement on July 9, 2009, we expensed $7.9 million of deferred financing costs. This increase was partially offset by lower average interest rates prior to July 9, 2009.

Interest expense decreased by $1.7 million, or 4.5%, to $35.2 million for the twenty-six weeks ended August 1, 2009 compared with $36.9 million for the twenty-six weeks ended August 2, 2008, primarily due to lower average interest rates prior to July 9, 2009. Partially offsetting these decreases was the $7.9 million of deferred financing costs that were expensed after the repayment of our senior unsecured credit agreement.

See Note 5 to the Condensed Consolidated Financial Statements entitled “Long-term debt” for a description of the refinancing of our debt in the current year.

Discontinued Operations

	13 Weeks Ended				26 Weeks Ended
($ In thousands)	August 1, 2009	August 2, 2008	$ Change	% Change	August 1, 2009	August 2, 2008	$ Change	% Change
Earnings from discontinued operations	$1,310	$623	$687	110.3%	$3,621	$2,033	$1,588	78.1%

Earnings from discontinued operations increased by $687 thousand, or 110.3%, to $1.3 million for the thirteen weeks ended August 1, 2009 compared with $623 thousand for the thirteen weeks ended August 2, 2008. The increase is primarily due to stores written down to fair value and sold in the prior year, partially offset by the operations of the 11 sold properties and the 14 transferred properties (collectively, the “Transferred Properties”) being included in our operating results for the full thirteen week period in the prior year period, while the Transferred Properties were no longer included in the current year operating results after July 9, 2009.

Earnings from discontinued operations increased by $1.6 million, or 78.1%, to $3.6 million for the twenty-six weeks ended August 1, 2009 compared with $2.0 million for the twenty-six weeks ended August 2, 2008. The increase is primarily due to stores written down to fair value and sold in the prior year and lower interest expense in the current year, partially offset by the operations of the Transferred Properties being included in our operating results for the full twenty-six week period in the prior year period, while the Transferred Properties were no longer included in the current year operating results after July 9, 2009.

Liquidity and Capital Resources

Overview

As of August 1, 2009 and January 31, 2009, we were in compliance with all of our covenants related to our debt instruments.

In general, our primary uses of cash are servicing debt, distributing dividends and returns of capital to our parent company subject to limitations in our debt instruments, and paying rent and other expenses on our real property. Our largest source of operating cash flows is cash collections from our lessees. We have been able to meet our cash needs principally by using cash on hand and cash flows from operations and we believe that cash generated from operations along with existing cash will be sufficient to fund expected cash flow requirements for the next twelve months.

Cash Flows for the Twenty-six Weeks Ended August 1, 2009 and August 2, 2008

	26 weeks ended
(In thousands)	August 1, 2009	August 2, 2008
Net cash provided by operating activities	$49,615	$51,872
Net cash provided by investing activities	171,498	—
Net cash used in financing activities	(221,026)	(51,795)

Net increase during period in cash and cash equivalents	$87	$77

Cash Flows Provided by Operating Activities

Net cash provided by operating activities for the twenty-six weeks ended August 1, 2009 was $49.6 million, a decrease of $2.3 million compared with the prior year period. The decrease in cash provided by operating activities was primarily due to less rental payments received in the current year period as the amendment and restatement of the Master Lease on July 9, 2009 changed the payment due date to the first of each month, partially offset by lower interest payments due to timing of payments and lower average interest rates and debt levels in the current year period.

Cash Flows Provided by Investing Activities

Net cash provided by investing activities for the twenty-six weeks ended August 1, 2009 was $171.5 million compared with none in the prior period. The increase in net cash provided by investing activities was due to a decrease in restricted cash due to the release of the restrictions imposed by our senior unsecured credit agreement upon repayment and a portion of the proceeds received from the sale of Transferred Properties equal to their historical cost (see Note 3 to the Condensed Consolidated Financial Statements entitled “Leases” for further description).

Cash Flows Used in Financing Activities

Net cash used in financing activities was $221.0 million for the twenty-six weeks ended August 1, 2009, an increase of $169.2 million compared with the prior period. The increase in net cash used in financing activities was due to the repayment of our senior unsecured credit agreement, partially offset by proceeds from the issuance of our Notes (see Note 5 to the Condensed Consolidated Financial Statements entitled “Long-term debt” for further details), Capital contributions of $137.5 million and Amounts received in excess of carrying values of the Transferred Properties of $65.7 million.

Debt

During the twenty-six weeks ended August 1, 2009, we made the following change to our debt structure:

Senior Notes, due 2017 ($925 million at August 1, 2009)

On July 9, 2009, we completed the offering of the Notes. The Notes were issued at a discount of $25 million which resulted in the receipt of proceeds of $925 million. We used the proceeds of $925 million from the offering of the Notes, together with $138 million of cash contributions from TRU, proceeds of $124 million from the sale of 11 owned properties and transfer of the underlying leases on 14 leased properties to Toys-Delaware, $99 million of restricted cash released from restrictions, and $1 million of cash on hand to repay the outstanding loan balance under our unsecured credit agreement of $1,267 million plus accrued interest of approximately $1 million and fees at closing of approximately $19 million. Total fees paid in connection with the sale of the Notes totaled approximately $23 million and will be deferred and expensed over the life of the Notes. As a result of the repayment of the unsecured credit agreement, we expensed approximately $8 million of deferred financing costs. The Notes are solely the obligation of the Company and its subsidiaries (the “Guarantors”) and are not guaranteed by TRU or Toys-Delaware.

The Notes are guaranteed by the Guarantors, jointly and severally, fully and unconditionally, and the indenture governing the Notes contains covenants, including, among other things, covenants that restrict the ability of the Company and the Guarantors to incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments, create liens, and impose restrictions on the ability of the Guarantors to pay dividends or make other payments. The indenture governing the Notes also contains covenants that limit the ability of TRU to cause or permit Toys-Delaware to incur indebtedness or make restricted payments. These covenants are subject to a number of qualifications and limitations. The Notes may be redeemed, in whole or in part, at any time prior to July 15, 2013 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The Notes will be redeemable, in whole or in part, at any time on or after July 15, 2013, at the specified redemption prices, plus accrued and unpaid interest, if any. In addition, we may redeem up to 35% of the Notes before July 15, 2012 with the net cash proceeds from certain equity offerings. Following specified kinds of changes of control with respect to TRU or the Company, we will be required to offer to purchase the Notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any. Interest on the Notes is payable in cash semi-annually in arrears through maturity on January 15 and July 15 of each year, commencing on January 15, 2010.

Pursuant to a registration rights agreement that we entered into in connection with the offering of the Notes, we are required to use our reasonable efforts to file a registration statement with the Securities and Exchange Commission to register notes that would have substantially identical terms as the Notes and consummate an exchange offer for such notes within 365 days after July 9, 2009. In the event we fail to meet the 365-day target or certain other conditions set forth in the registration rights agreement, the annual interest rate on the Notes will increase by 0.25%. The annual interest rate on the Notes will increase by an additional 0.25% for each subsequent 90-day period such target or conditions are not met, up to the maximum increase of 0.50%.

Contractual Obligations and Commitments

Our contractual obligations consist mainly of payments related to Long-term debt and related interest, and operating leases related to real estate used in the operation of our business. The following table summarizes our contractual obligations associated with our long-term debt and other obligations as of August 1, 2009:

	Payments Due By Period
(In thousands)	Remainder of Fiscal 2009	Fiscals 2010 & 2011	Fiscals 2012 & 2013	Fiscals 2014 and thereafter	Total
Net operating lease obligations	$42,452	$70,922	$51,327	$71,803	$236,504
Long-term debt	—	—	—	950,000	950,000
Interest payments	52,765	204,250	204,250	357,438	818,703

Total contractual obligations	$95,217	$275,172	$255,577	$1,379,241	$2,005,207

Critical Accounting Policies

Our Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Condensed Consolidated Financial Statements.

Fair Value Measurements

On February 1, 2009, we adopted the fair value guidance related to nonfinancial assets and liabilities, as prescribed by SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), as amended by FASB Staff Position (“FSP SFAS”) 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Its Related Interpretive Accounting Pronouncements That Address Leasing Transactions,” FSP SFAS 157-2, “Effective Date of FASB Statement No. 157: Fair Value Measurements,” FSP SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active” and FSP SFAS 157-4, “Determining

Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” Assumptions made regarding the adoption of SFAS 157 will impact any accounting standards that include fair value measurements. Refer to Note 7 to the Condensed Consolidated Financial Statements entitled “Fair value measurements” for further details.

Recent Accounting Pronouncements

Refer to Note 1 entitled “Basis of presentation” and Note 11 entitled “Recent accounting pronouncements” to the Condensed Consolidated Financial Statements for a discussion of recent accounting pronouncements and their impact on our Condensed Consolidated Financial Statements.

Forward-Looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “foresee,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, our strategy, future financial or operational performance, anticipated cost savings, results of restructurings, anticipated developments, future financings, targets and future occurrences and trends.

These statements are subject to risks, uncertainties, and other factors, including, among others, competition in the retail industry, seasonality of Toys-Delaware’s business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we and Toys-Delaware conduct our business, Toys-Delaware’s ability to implement its strategy, our, Toys-Delaware’s and TRU’s respective substantial levels of indebtedness and related debt service obligations and the covenants in their and our respective debt agreements, availability of adequate financing to us, Toys-Delaware and TRU, Toys-Delaware’s dependence on key vendors of merchandise, international events affecting the delivery of toys and other products to Toys-Delaware’s stores, and such risks, uncertainties and factors associated with ours, Toys-Delaware’s and TRU’s business. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.